Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-1 and related Prospectus of BiondVax Pharmaceuticals Ltd. and to the incorporation by reference therein of our report dated March 28, 2022, with respect to the financial statements of BiondVax Pharmaceuticals Ltd. Included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer
A member firm of Ernst & Young Global

Tel Aviv, Israel
December 12, 2022